October 21, 1999


Board of Directors
Kentucky National Bancorp, Inc.
1000 North Dixie Avenue
Elizabethtown, Kentucky  42701

 Re: Kentucky National Bancorp, Inc.
     Organizational Stock Option and Incentive Plan
     ----------------------------------------------
     Post-Effective Amendment No. 1 on Form S-8 to
     Registration Statement on Form S-4

Dear Board Members:

     We have acted as special counsel to Kentucky National Bancorp, Inc., an Indiana corporation (the "Company"), in connection with the preparation of the Post-Effective Amendment No. 1 on Form S-8 to its Registration Statement on Form S-4 (the "Form S-8") being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the Company's Organizational Stock Option and Incentive Plan ("Stock Option Plan") and the sale pursuant to options issued thereunder of up to 16,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock, when issued in accordance with the terms of the Stock Option Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                            Very truly yours,

                            Housley Kantarian & Bronstein, P.C.


                             By: /s/ James C. Stewart
                                 ------------------------------
                                 James C. Stewart, Esquire